   As filed with the Securities and Exchange Commission on January 10, 2002
                                                          Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                           VIISAGE TECHNOLOGY, INC.
            (Exact name of registrant as specified in its charter)
                      Delaware                 04-3320515
              (State of Incorporation)      (I.R.S. Employer
                                           Identification No.)

                                30 Porter Road
                              Littleton, MA 01460
         (Address of Principal Executive Offices, including zip code)

                              Thomas J. Colatosti
                     President and Chief Executive Officer
                           Viisage Technology, Inc.
                                30 Porter Road
                              Littleton, MA 01460
                    (Name and address of agent for service)

                                (978) 952-2200
         (Telephone number, including area code, of agent for service)

                                   Copy to:
                           Charles J. Johnson, Esq.
                   Hill & Barlow, a Professional Corporation
                            One International Place
                          Boston, Massachusetts 02110
                                (617) 428-3000

   Approximate date of commencement of proposed sale to public: From time to time, after this registration statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                Proposed       Proposed
                                                maximum        maximum      Amount of
   Title of each class of      Amount to be  offering price   aggregate    Registration
 securities to be registered   registered(1)  per unit(2)   offering price     fee
----------------------------------------------------------------------------------------
Common Stock, $0.001 par value   3,589,201       $8.06       $28,928,960      $6,914
----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) In addition to the shares set forth in this table, the amount of shares to be registered includes an indeterminable number of shares as may become issuable as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416 of the Securities Act.
(2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sale prices of our common stock on January 8, 2002 on the Nasdaq National Market.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHICH PROHIBITS THE OFFER OR SALE.


PROSPECTUS

                               3,589,201 Shares

                           Viisage Technology, Inc.

                                 Common Stock

                               -----------------

   We are registering for sale, on behalf of certain of our stockholders, up to 3,589,201 shares of our common stock. The selling stockholders may offer and sell their shares publicly or through private transactions at prevailing market prices or at negotiated prices.

   We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses (other than selling discounts, concessions or commissions) in connection with the registration and sale of the shares that the selling stockholders are offering.

   Our common stock is listed on The Nasdaq National Market under the symbol "VISG." The last reported sale price of our shares on January 8, 2002 was $8.15 per share.

   INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is January 10, 2002.

                               TABLE OF CONTENTS

                                          Page
                                          ----

Overview of Our Business.................  1

Risk Factors.............................  2

Use of Proceeds..........................  6

Selling Stockholders.....................  6

Plan of Distribution.....................  10

Interests of Named Experts and Counsel...  11

Experts..................................  11

Where You Can Find Additional Information  12

Incorporation of Documents by Reference..  12

                               -----------------

   You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Overview of Our Business

   Viisage is a leader in the emerging field of biometrics technology and in providing digital identification systems and solutions.

   Our identification systems and solutions improve personal convenience and security, deter fraud and reduce identification program costs. We create complete customized solutions by combining our systems integration capabilities, software design capabilities, proprietary software and hardware products, and standard products in the industry. Our turnkey solutions (1) integrate image and data capture, (2) create relational databases, (3) incorporate multiple biometrics, and (4) improve customers' abilities to move and manage information. Customers can apply our technology to:

    .  driver's licenses;

    .  voter registration cards;

    .  national identification cards;

    .  law enforcement and corrections applications;

    .  social services applications;

    .  facility access control and surveillance; and

    .  personal computer network and internet access security.

   Our primary customers for these products are United States driver licensing agencies. Since our inception in 1993, we have captured approximately 30% of the domestic driver's license market. Each year, our products facilitate the production of more than 25 million identification documents through 1,500 systems installed at approximately 1,200 locations in 15 states and in two foreign countries.

   Our biometrics technology includes our patented facial recognition products used for access control, PC network and internet access security and the real-time large database identification and verification of individuals. Our "Face-in-the-Crowd" products can recognize real-time facial images in a crowd from video and can be used for access control and surveillance. Current systems include installations at U.S. airports, casinos and buildings requiring enhanced security. We also service public sector customers in Massachusetts, Florida, Wisconsin and Illinois, where we have deployed the world's largest facial recognition database, as well as a foreign voter registration system.

   Our principal executive offices are located at 30 Porter Road, Littleton, Massachusetts 01460, our telephone number is (978) 952-2200 and our internet website address on the world wide web is www.viisage.com. The contents of our website are not part of this prospectus. In this prospectus, we refer to Viisage Technology, Inc., a Delaware corporation, as "Viisage", the "Company", "we", "us" and "our."

                                 RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In any such case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

   The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently deem immaterial, may also impair our business.

OUR BUSINESS DEPENDS ON LARGE PUBLIC SECTOR CONTRACTS WHICH CAN INVOLVE DELAYS.

   Our business depends on a limited number of large public sector contracts. These contracts result from purchasing decisions made by public sector agencies that are often subject to political influence, onerous procurement procedures, budget changes and award protests. These factors can cause delays which make our quarterly results difficult to predict. This can also make our ability to meet analysts' expectations equally uncertain and adversely affect the price of our common stock.

OUR QUARTERLY RESULTS COULD BE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

   We have experienced fluctuations in our quarterly operating results and expect those fluctuations to continue. Our quarterly results are affected by, among other things, factors such as:

    .  the size and timing of contract awards;

    .  the timing of our contract performance;

    .  variations in the mix of our products and services; and

    . contract losses and changes in management estimates incident to accounting for contracts.

THE LOSS OF ANY SIGNIFICANT CUSTOMER COULD CAUSE OUR REVENUE TO DECLINE.

   For the first three quarters of 2001, four customers accounted for approximately 45% of our revenues for the year. For 2000, four customers each accounted for over 10% of our revenues and a total of approximately 58% of our revenues for the year. For 1999, four customers each accounted for over 10% of our revenues and a total of approximately 52% of our revenues for the year. For 1998, three customers each accounted for over 10% of our revenues and a total of approximately 40% of our revenues for the year. The loss of any significant customer could cause our revenue to decline and thus have an adverse material effect on our business and financial condition.

WE HAVE HAD A HISTORY OF OPERATING LOSSES.

   Our business operations began in 1993 and, except for fiscal years 1996 and 2000, have resulted in net losses in each fiscal year. At September 30, 2001, we had an accumulated deficit of approximately $12.7 million. We intend to continue to invest in the development of our biometrics technologies and thus we cannot predict when or if we will ever achieve overall profitability.

THE MARKET FOR OUR COMMON STOCK HAS BEEN VOLATILE.

   The market for stock of many security-related businesses, including Viisage, has been highly volatile, especially since the terrorist attacks of September 11, 2001. It is likely that the market price of our common stock will fluctuate widely in the future. Factors affecting the trading price of our common stock are likely to include:

    .  responses to quarter-to-quarter variations in our results of operations;

    . the announcement of new contracts, products or product enhancements by us or our competitors;

    .  technological innovation by us or our competitors;

    . general market conditions or market conditions specific to particular industries; and

    .  changes in earnings estimates by analysts.

OUR LEVERAGE CREATES FINANCIAL AND OPERATING RISK THAT COULD LIMIT THE GROWTH OF OUR BUSINESS.

   We have a significant amount of indebtedness. As of September 30, 2001, we had approximately $23.7 million in short and long-term debt and lease financing. Our leverage could have important consequences to us including:

    . limiting our ability to obtain necessary financing for future working capital;

    . limiting our ability to finance the acquisition of equipment needed to meet customer requirements;

    .  limiting our ability to finance the development of new technologies;

    . requiring that we use a substantial portion of our cash flow from operations for debt service and not other operating purposes; and

    . requiring us to comply with financial and operating covenants which could cause an event of default under our debt instruments.

Further, our ability to make principal and interest payments under long-term indebtedness and bank loans will be dependent upon our future performance, which is subject to financial, economic and other factors affecting us, some of which are beyond our control.

WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL REQUIRED TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH.

   The installation of our digital identification systems requires significant capital expenditures. Although we recently completed a $25 million private placement of our common stock and have been successful in the past in obtaining project financing, we will have ongoing capital needs. If we are unable to obtain additional funds in a timely manner or on acceptable terms, we may not be able to fund our operations or expand our business to meet our plans. In addition, the further development of our biometric and other advanced technologies is expected to require additional capital. If we are unable to obtain capital when we need it, we may have to restructure our business or delay or abandon our development and expansion plans. That could have a material adverse effect on our business and financial condition.

OUR RELIANCE ON SOLE AND SINGLE-SOURCE SUPPLIERS COULD CAUSE DELAYS OR INCREASES IN PROJECT COSTS.

   We rely on outside vendors to manufacture or develop components, software and consumables which are used for our systems and services. Some of these items are obtained from a single supplier or a limited group of suppliers. Our inability to obtain adequate deliveries or alternative sources of supply could cause delays or increases in project costs.

IF WE DO NOT SUCCESSFULLY EXPAND OUR DIRECT SALES AND SERVICES ORGANIZATIONS, WE MAY NOT BE ABLE TO INCREASE OUR SALES OR SUPPORT OUR CUSTOMERS.

   In the fiscal year ended December 31, 2000, and for the first three quarters of 2001, we licensed substantially all of our products through our direct sales organization. Our future success depends on substantially increasing the size and scope of our direct sales force, both domestically and internationally. There is intense competition for personnel, and we cannot guarantee that we will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis. Moreover, we believe that as our sales increase, and given the large-scale deployment required by our customers, we will need to hire and retain a number of highly trained customer service and support personnel. We cannot guarantee that we will be able to increase the size of our customer service and support organization on a timely basis to provide the high quality of support required by our customers. Failure to add additional sales and customer service representatives would have a material adverse effect on our business, operating results and financial condition.

IF WE LOSE ANY KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO CONTINUE EXPANDING OUR BUSINESS AND PRODUCT LINE.

   The loss of the services of one or more of our key personnel could have a material adverse effect on our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense, and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

IF OUR TARGET CUSTOMERS DO NOT ACCEPT OUR BIOMETRIC TECHNOLOGIES, OUR GROWTH MAY BE RESTRICTED.

   Our growth plan assumes, in part, that biometric technologies will gain widespread market acceptance. Although we have had success with several recent biometric projects, the widespread market acceptance of biometric technologies remains uncertain.

IF WE FAIL TO KEEP PACE WITH CHANGING TECHNOLOGIES, WE MAY NOT WIN NEW
CUSTOMERS.

   Our market is characterized by rapidly changing customer requirements and evolving industry standards. If we cannot keep pace with these changes, our business could suffer. To achieve our goals, we need to develop cost-effective business solutions and methodologies to keep pace with continuing changes in industry standards and customer preferences.

SYSTEM FAILURES COULD SERIOUSLY DAMAGE OUR BUSINESS.

   We depend on our ability to provide customers with complex systems which can operate on an "as needed" basis. Although we deploy back up systems, system failures could result in increased costs, lower margins, liquidated damage payment obligations and harm to our reputation. This could result in contract terminations and have a material adverse effect on our business and financial results.

WE ARE CONTROLLED BY A SINGLE STOCKHOLDER WHICH COULD RESULT IN IT TAKING ACTIONS WHICH OTHER STOCKHOLDERS DO NOT APPROVE.

   Lau Technologies ("Lau") beneficially owns approximately 31.7% of our outstanding common stock. As a result, Lau has a strong influence on matters requiring approval by our stockholders, including the election of all of the directors and most corporate actions. We also have certain contractual relations with Lau that could give rise to conflicts of interest.

COMPETITION FROM NEW ENTRANTS AND BIGGER, MORE ESTABLISHED COMPETITORS WITH GREATER FINANCIAL RESOURCES COULD DIMINISH OUR BUSINESS OPPORTUNITIES AND LIMIT OUR GROWTH.

   The business areas in which we compete are intensely competitive and subject to rapid technological change. We expect competition to continue. In particular, the events of September 11, 2001 have heightened interest in the use of biometric technologies and competition in this field is expected to intensify. There is no assurance that companies with greater financial resources and name recognition will not enter our business sectors. Our competitors may be able to respond more quickly to technological developments and changes in customers' needs.

MISAPPROPRIATION OF OUR INTELLECTUAL PROPERTY COULD HARM OUR REPUTATION, AFFECT OUR COMPETITIVE POSITION AND COST US MONEY.

   We believe our intellectual property, including our proprietary methodologies, is important to our success and competitive position. If we are unable to protect our intellectual property against others' unauthorized use, our reputation among existing and potential customers could be damaged and our competitive position adversely affected.

   Our strategies to deter misappropriation could be undermined in light of the following risks:

    . non-recognition of the proprietary nature of or inadequate protection of our methodologies in the United States or foreign countries;

    .  undetected misappropriation of our proprietary methodologies; and

    .  development of similar software or applications by our competitors.

   The materialization of any of these risks could require us to spend significant amounts to defend our rights and could divert our managerial resources. In addition, our proprietary methodologies may decline in value or our rights to them may be unenforceable.

OTHERS COULD CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS WHICH MAY RESULT IN SUBSTANTIAL COSTS, DIVERSION OF RESOURCES AND MANAGEMENT ATTENTION, AND HARM TO OUR REPUTATION.

   Although we believe that our products and services do not infringe the intellectual property rights of others, we cannot give any assurances that we can successfully defend an infringement claim. A successful infringement claim against us could materially and adversely affect us in the following ways:

    . we may be liable for damages and litigation costs, including attorneys' fees;

    .  we may be enjoined from further use of the intellectual property;

    . we may have to license the intellectual property, incurring licensing fees;

    . we may have to develop a non-infringing alternative, which could be costly and delay projects; and

    . we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

   Regardless of the outcome, an infringement claim could result in substantial costs, diversion of resources and management attention, termination of customer contracts and harm to our reputation.

YOU MAY BE SUBJECT TO DILUTION.

   We have outstanding stock purchase warrants and stock options that could result in dilution for our common stockholders, depending upon the market price of the Company's common stock from time to time.

YOU SHOULD NOT EXPECT DIVIDENDS FROM US.

   We do not expect to declare or pay any cash dividends in the near future.

                               -----------------

   This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and elsewhere in this prospectus. We assume no obligation to update any forward-looking statements or reason why actual results might differ.

                                USE OF PROCEEDS

   We will not receive any proceeds from the selling stockholders' sale of shares offered under this prospectus.

                             SELLING STOCKHOLDERS

   The following is a description of transactions between the Company and the selling stockholders with respect to the shares being registered pursuant to this registration statement:

    . On October 3, 2001, we engaged Windsor Group LLC to provide financial advisory services. As full payment for these services, we agreed to issue to Windsor Group LLC 40,000 shares of our common stock. In addition, we agreed to register these shares for resale on any registration statement filed on behalf of Viisage or other selling shareholders in the future. The inclusion of the Windsor Group shares in this Registration Statement on Form S-3 satisfies our registration obligation to Windsor Group.

    . On November 6, 2001, the Company issued a warrant to purchase 30,000 shares of common stock at an exercise price of $10.79 per share to Commerce Bank & Trust Company, a Massachusetts trust company in consideration for a three month increase of $3 million to the Company's revolving line of credit to accommodate the Company's short-term funding needs related to its bid for certain assets of Polaroid Corporation. Commerce Bank & Trust Company then assigned (i) to Hoosac Bank, a Massachusetts trust company, the right to purchase 5,000 shares of common stock represented by the November 6 warrant and (ii) to Gemstone Investment Company, Inc., a Massachusetts corporation, the right to purchase 9,000 shares of common atock represented by the November 6 warrant. On December 19, 2001, the November 6 warrant was cancelled and replaced in part by new warrants with the same terms to Commerce Bank & Trust Company for 16,000 shares of common stock, to Gemstone Investment Company, Inc. for 9,000 shares of common stock, and to Hoosac Bank for 5,000 shares of common stock. We agreed to register the underlying shares under the Securities Act upon written request by the warrant holders. This Registration Statement on Form S-3 is intended to satisfy that obligation and the warrant holders' requests.

    . On November 29, 2001, the Company signed a letter agreement with four prospective investors (Omicron Partners, L.P., Manchester Securities Corp., Smithfield Fiduciary LLC, and Paul Revere Capital Partners, Ltd.) related to our bid in the Delaware Bankruptcy Court for certain assets of Polaroid Corporation. As consideration for the prospective investors' commitment to provide funding for our bid, we agreed to issue "commitment warrants" to each such investor. The warrants were revocable if we proceeded to enter into a financing transaction with the investors under previously-agreed terms. We did not enter into such a financing transaction, however, and the warrants became irrevocably issued on or about December 10, 2001. The investors received warrants to purchase an aggregate of approximately 281,000 shares of common stock. Each warrant is exercisable until November 30, 2005, at an exercise price of $11.89 per share ($11.73 per share as to 81,097 of such warrants). We also agreed to register the underlying shares of common stock for resale on a Form S-3 to be filed with the Commission no later than January 10, 2002. This Registration Statement on Form S-3 is intended to satisfy that obligation.

    . On December 14, 2001, the Company entered into a Common Stock and Warrants Purchase Agreement with a number of institutional investors in a private placement placed by Ladenburg Thalmann & Co. Inc. ("Ladenburg"). The investors purchased an aggregate of 2,380,952 shares of our common stock at a purchase price of $10.50 per share, and warrants to purchase an aggregate of 357,152 shares of our common stock at an exercise price of $12.08 per share. We also agreed to file, within 30 days following the closing, a registration statement for the resale of the shares of common stock purchased and the shares of common stock issuable upon exercise of the warrants. In connection with this transaction, Viisage paid an investment banking fee of 5%, or $1,250,000, to Ladenburg.

    . Lau Technologies ("Lau"), our largest shareholder, has requested that the Company register 500,000 shares of common stock issued to Lau when the Company acquired the Viisage Technology Division of Lau in November, 1996. Our Board of Directors approved that request.

   The selling stockholders whose shares of common stock are being registered hereby, other than Lau Technologies, are institutional investors that do not have any affiliation with Viisage or its officers, directors, promoters or principal stockholders.

   Lau Technologies ("Lau") beneficially owns approximately 31.7% of our outstanding common stock. As a result, Lau has a strong influence on matters requiring approval by our stockholders, including the election of all of the directors and most corporate actions. In addition, Lau's executive vice president is the Chairman of our Board of Directors and as such has a strong influence on all corporate actions. On January 10, 2002, we entered into an asset purchase and sale agreement with Lau, under which we will purchase all of Lau's facial recognition technology and related assets. In return, we will assume certain liabilities with respect to that business and pay Lau a royalty of 3.1% of our facial recognition revenues, subject to certain limitations. In addition, we will enter into consulting agreements with Joanna Lau and Denis Berube, the Chairman and Chief Executive Officer, and Chief Operating Officer, respectively, of Lau. We have received an opinion from Windsor Group Securities (an affiliate of Windsor Group, LLC) that this transaction is fair to us and our stockholders from a financial point of view.

   We have agreed to file a registration statement under the Securities Act of 1933 to cover the sale of shares of our common stock that have been or may be issued to the selling stockholders and to indemnify certain of the selling stockholders against specified liabilities including liability under the Securities Act. We have also agreed to pay all expenses in connection therewith other than the brokerage commissions and discounts in connection with the sale of the common stock and the expenses of counsel to the selling stockholders.

   The following table identifies each selling stockholder, the number of shares of common stock owned beneficially by such selling stockholder as of January 1, 2002 (prior to commencement of this offering), the number of shares which may be offered for resale pursuant to this prospectus, and the amount and percentage of shares of common stock owned beneficially by each selling stockholder after the offering.

   The information included below is based upon information provided by each selling stockholder. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares thereof that will be held by any selling stockholder after such offering can be provided. The following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                                          Shares of                                      Percentage of
                                         Common Stock                Number of Shares   Shares of Common
                                         Beneficially   Shares of    of Common Stock         Stock
                                         Owned Prior  Common Stock  Beneficially Owned Beneficially Owned
Name of Selling Stockholder              to Offering  Being Offered After Offering(1)  After Offering(2)
---------------------------              ------------ ------------- ------------------ ------------------
AIG Soundshore Holdings Fund Ltd.(3)....     61,130        61,130               0                *
AIG Soundshore Opportunity Holding Fund
  Ltd(3)................................     37,718        37,718               0                *
AIG Soundshore Private Investors Holding
  Fund Ltd.(3)..........................     10,953        10,953               0                *
AIG Soundshore Strategic Holding Fund
  Ltd.(3)...............................     31,216        31,216               0                *
Alpha Capital(3)........................    109,524       109,524               0                *
Capital Ventures International(3).......    328,572       328,572               0                *
Castle Creek Technology Partners,
 LLC(3).................................    273,810       273,810               0                *
Catalyst International Ltd.(3)..........      1,643         1,643               0                *
Catalyst Partners L.P.(3)...............     53,120        53,120               0                *
Commerce Bank & Trust Company(4)........     16,000        16,000               0                *
Cranshire Capital L.P.(3)...............     54,762        54,762               0                *
Deutsche Bank AG(3).....................     56,713        13,800          42,913                *
Elliott Associates, L.P.(3),(5).........    270,775       129,375          61,400                *
Elliott International, L.P.(3)..........    185,125       158,125          27,000                *
Gemstone Investment Company, Inc.(4)....      9,000         9,000               0                *
Gryphon Master Fund(3)..................    328,900       328,900               0                *
Hoosac Bank(6)..........................      5,000         5,000               0                *
Langley Partners, LP(3).................    138,000       138,000               0                *
Lau Technologies........................  6,291,367       500,000       5,791,367             29.5
LibertyView Funds, LP(3)................     49,286        49,286               0                *
LibertyView Fund, LLC(3)................      5,477         5,477               0                *
Manchester Securities Corp.(6)..........     80,000        80,000               0                *
Omicron Capital, L.P.(6),(7)............     81,097        81,097               0                *
Paul Revere Capital Partners Ltd.(3),(6)    117,870       117,870               0                *
Portside Growth & Opportunity Fund(3)...     54,763        54,763               0                *
Quantico Partners, LP(3)................    189,750       189,750               0                *
Radyr Investments Ltd(3)................     57,500        57,500               0                *
Smithfield Fiduciary LLC(3),(6).........    353,810       353,810               0                *
Steelhead Investments Ltd.(3)...........    230,000       230,000               0                *
Stonestreet LP(3).......................     23,000        23,000               0                *
Triton West Group(3)....................     46,000        46,000               0                *
Windsor Group LLC.......................     40,000        40,000               0                *
                                          ---------     ---------       ---------             ----
   Total................................  9,511,881     3,589,201       5,922,680

--------
 * Indicates less than 1%.

(1) Assumes the sale of all the shares covered by this prospectus.
(2) Based upon 19,656,142 shares of common stock issued and outstanding as of December 31, 2001.
(3) Consists of shares of common stock acquired by the selling stockholder prior to the date of this Prospectus and shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $12.08 per share.
(4) Consists of shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $10.79 per share.

(5) Includes 80,000 shares underlying warrants held by Manchester Securities Corp., a wholly-owned subsidiary of Elliott Associates. Elliott Associates disclaims beneficial ownership of the 80,000 warrants held by Manchester Securities and the underlying shares.
(6) Consists of shares of our common stock which the selling stockholder may acquire upon the exercise of warrants at an exercise price of $11.89 per share ($11.73 per share for Omicron Capital, L.P.).
(7) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as subadvisor to Omicron Partners, L.P., a Bahamas limited partnership ("Omicron"), and Grove Management Limited ("Grove") is the general partner of Omicron. By reason of such relationships, Omicron Capital may be deemed to share dispositive power over the shares of common stock owned by Omicron and Grove may be deemed to share voting and dispositive power over the shares of common stock owned by Omicron. Omicron Capital and Grove disclaim beneficial ownership of such shares of common stock. Omicron and Grove are not "affiliates" of one another, as the term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or Regulation 13D-G promulgated thereunder) controls Omicron and Grove.

                             PLAN OF DISTRIBUTION

   This prospectus covers 3,589,201 shares of our common stock. All of the shares offered are being sold by the selling stockholders. We will not realize any proceeds from the sale of the shares by the selling stockholders. Each selling stockholder purchased its shares in the ordinary course of its business and at the time of such purchase had no agreements or understandings, directly or indirectly, with any person to distribute its shares.

   The shares may be sold or distributed from time to time by the selling stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at the market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. The shares may be sold in one or more of the following methods:

   --ordinary brokers' transactions, which may include long sales or short sales effected after the effective date of the registration statement of which this prospectus is a part;

   --transactions involving cross or block trades or otherwise on The Nasdaq National Market, any other exchange upon which our shares may be traded in the future, in the over-the-counter market or otherwise;

   --purchases by brokers, dealers or underwriters as principal and resale by the purchasers for their own accounts pursuant to this prospectus;

   --"at the market" to or through market makers or into an existing market for the shares;

   --in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

   --through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

   --any combination of the foregoing, or by any other legally available means.

   The selling stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by these broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus as amended or supplemented to reflect such transactions. In addition, from time to time, the selling stockholders may pledge their shares to broker-dealers or other financial institutions. Upon a default by a selling stockholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

   Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of discounts, commissions or concessions from the selling stockholders and/or purchasers of the shares for whom they may act as agent, or to whom they may sell as principal, or both. The selling stockholders and any broker-dealers who act in connection with the sale of shares of our common stock offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling stockholders can presently estimate the amount of this compensation. We know of no existing arrangements between the selling stockholders, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Moreover, a selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

   Furthermore, in the event of a "distribution" of shares by a selling stockholder, the selling stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act which would generally prohibit these persons from bidding for or purchasing any security that is the subject of the distribution until his or her participation in that distribution is completed. In addition, Regulation M generally prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

   We will pay substantially all of the expenses incident to the registration, offering and sale of the shares to the public other than the commissions or discounts of brokers, dealers, underwriters or agents. We have also agreed to indemnify the selling stockholders and related persons against liabilities under the Securities Act.

   In order to comply with the securities laws of certain states, if applicable, the shares will be sold in certain jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by us and the selling stockholders.

   The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of these shares may have an adverse effect on the market price of the common stock. Moreover, the selling stockholders are not restricted as to the number of shares that may be sold at any time and it is possible that a significant number of shares could be sold at the same time which may also have an adverse effect on the market price of the common stock.

   There is no assurance that the Selling Stockholders will sell all or any portion of the shares of common stock offered hereby. The Selling Stockholders will be subject to the prospectus delivery requirement of the Securities Act.

   Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s) where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction. In addition, upon the Company being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

   The legality of the common stock being offered by this registration statement will be passed upon by Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts, 02110. Charles J. Johnson, a member of Hill & Barlow, is the Secretary and a former director of the Company. Mr. Johnson has options to purchase 10,000 shares of the Company's Common Stock.

                                    EXPERTS

   The financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2000, incorporated by reference in this prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in the report incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

   The financial statements of the Company for the year ended December 31, 1998 incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act of 1934") and file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of this website is "http://www.sec.gov." In addition, you may obtain information from the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, our common stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

   The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report by independent certified public accountants.

   You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The Commission allows us to "incorporate by reference" information into this prospectus, which means that we may disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus.

   The documents listed below are incorporated by reference herein:

 .  our Annual Report on Form 10-K for the year ended December 31, 2000;

 . our Quarterly Reports on Forms 10-Q for the fiscal quarters ended April 1, 2001, July 1, 2001 and September 30, 2001;

 .  the description of our common stock contained in our Registration Statement
   No. 000-21559 on Form 8-A filed with the Commission pursuant to Section 12 of the Securities and Exchange Act of 1934 on October 15, 1996;

 .  the Registrant's Current Report on Form 8-K filed December 14, 2001;

 . all filings pursuant to the Securities and Exchange Act of 1934 made after the initial date of filing this Registration Statement but before the effective date of this registration statement.

   All reports and other documents filed by the Company after January 10, 2002 pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of the filing of the report or document.

   We will provide you a copy of any or all of the information that has been incorporated by reference herein but not delivered with this prospectus, upon your written or oral request at no cost. Please contact, Sean Mack, Treasurer, at our principal executive offices located at 30 Porter Road, Littleton, Massachusetts 01460. Our telephone number is (978) 952-2200, and our internet website address on the worldwide web is www.viisage.com.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses in connection with the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Item                           Amount
----                         ----------
SEC Registration Fee........ $ 6,914.00
Accounting Fees and Expenses $15,000.00
Legal Fees and Expenses..... $15,000.00
Miscellaneous............... $ 8,086.00
                             ----------
   Total.................... $45,000.00

   Viisage will bear all expenses shown above, and the selling stockholders will not bear any portion of these expenses.

Item 15. Indemnification of Directors and Officers.

   As permitted by the Delaware General Corporation Law, as amended (the "DGCL"), the Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as it now exists or as it may be amended. As of the date of this prospectus, the DGCL permits limitations on liability for a director's breach of fiduciary duty other than liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the Company's bylaws provide that the Company shall indemnify all directors, officers, employees and agents of the Company for acts performed on behalf of the Company in such capacity to the fullest extent permitted by law.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit
  No.                                           Description
-------                                         -----------

  4.1*  Restated Certificate of Incorporation of the Registrant

  4.2   Certificate of Amendment of Restated Certificate of Incorporation of Registrant as filed in
          Delaware on December 19, 2001

  4.3*  Bylaws of the Registrant

  4.4*  Specimen certificates for shares of the Registrant's Common Stock

    5   Opinion of Hill & Barlow as to the legality of the shares being registered

 23.1   Consent of BDO Seidman,LLP

 23.2   Consent of Arthur Andersen LLP

   24   Power of Attorney

--------
* Filed as an exhibit to Amendment No. 2 to Registrant's Form S-1 Registration Statement dated November 4, 1996 (File No. 333-10649)

Item 17. Undertakings.

   (a) The Company hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

      (2) for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized in Littleton in the Commonwealth of Massachusetts on January 10, 2002.

                                          VIISAGE TECHNOLOGY, INC.

                                                  /s/ THOMAS J. COLATOSTI
                                          By:__________________________________
                                                    Thomas J. Colatosti
                                             President and Chief Executive
                                                          Officer